Exhibit 99.1

For additional information contact:

Justine E. Koenigsberg (Investors)

Concert Pharmaceuticals, Inc.

(781) 674-5284

ir@concertpharma.com

Kathryn Morris (media)

The Yates Network

(914) 204-6412

kathryn@theyatesnetwork.com

FOR IMMEDIATE RELEASE

Concert Pharmaceuticals Announces Pricing of Public Offering

Lexington, MA (June 1, 2022) — Concert Pharmaceuticals, Inc. (NASDAQ: CNCE) today announced the pricing of an underwritten public offering of 10,000,000 shares of its common stock at a public offering price of $4.75 per share. The gross proceeds to Concert, before deducting underwriting discounts and commissions and estimated offering expenses payable by Concert, are expected to be approximately $47.5 million. Concert has granted the underwriters a 30-day option to purchase up to an additional 1,500,000 shares of common stock at the public offering price, less underwriting discounts and commissions.

All shares in the offering are being sold by Concert. The offering is expected to close on or about June 6, 2022, subject to the satisfaction of customary closing conditions.

Concert intends to use the net proceeds from the offering, together with its current cash and cash equivalents, to complete clinical development supporting the filing of its New Drug Application for CTP-543 for the treatment of moderate to severe alopecia areata in adults, conduct pre-commercial activities related to CTP-543 and support its pipeline development, working capital needs and other general corporate purposes.

Jefferies and Truist Securities are acting as joint book-running managers for the offering. JMP Securities, A Citizens Company, and Mizuho Securities are acting as lead managers, and H.C. Wainwright & Co. is acting as co-manager for the offering.

The offering is being made only by means of a written prospectus supplement and prospectus forming part of a shelf registration statement previously filed with the Securities and Exchange Commission (SEC) and declared effective on November 16, 2020. A preliminary prospectus supplement relating to the offering was filed with the SEC. The final prospectus supplement and accompanying prospectus relating to the offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov. Copies of the final prospectus supplement and accompanying prospectus may also be obtained, when available, by contacting Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, New York, NY 10022, by telephone at (877) 821-7388, or by email at prospectus_department@jefferies.com or Truist Securities, Inc., Attention: Prospectus Department, 3333 Peachtree Road NE, 9th floor, Atlanta, Georgia 30326, by telephone at (800) 685-4786, email: TruistSecurities.prospectus@Truist.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Concert

Concert Pharmaceuticals is a clinical stage biopharmaceutical company that is developing small molecule drugs that it discovered through the application of its DCE Platform® (deuterated chemical entity platform). Selective incorporation of deuterium into known molecules has the potential, on a case-by-case basis, to provide better pharmacokinetic or metabolic properties, thereby enhancing their clinical safety, tolerability or efficacy. Concert’s lead product candidate is in late-stage development for the treatment of alopecia areata, a serious autoimmune dermatological condition. Concert is also assessing a number of earlier-stage pipeline candidates.

Cautionary Note on Forward Looking Statements

Any statements in this press release about the anticipated final terms, timing and completion of the proposed offering, the intended use of proceeds from the proposed offering and other statements containing the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “would” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: whether or not Concert will be able to raise capital through the sale of common stock, the financial terms of the proposed offering, Concert’s ability to satisfy customary closing conditions related to the proposed offering, market and other conditions, and other factors discussed in the “Risk Factors” section of our most recent Quarterly Report on Form 10-Q filed with the SEC, in the preliminary prospectus supplement related to the offering filed with the SEC on May 31, 2022 and in other filings that we make with the SEC. In addition, any forward-looking statements included in this press release represent our views only as of the date of this release and should not be relied upon as representing our views as of any subsequent date. We specifically disclaim any obligation to update any forward-looking statements included in this press release.

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